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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 30, 2003
(Date of earliest event reported)

Commission file number: 1-7293

TENET HEALTHCARE CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada (State or Incorporation)	95-2557091 (I.R.S. Employer Identification No.)

3820 State Street
Santa Barbara, California 93105
(Address of principal executive offices, including zip code)

(805) 563-7000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

ITEM 5.    Receipt of Internal Revenue Service Revenue Agent's Report With Respect to Federal Income Tax Returns for Years Ended May 31, 1995, 1996 and 1997.

        In our Form 10-Q for the quarter ended March 31, 2003, which we filed with the Securities and Exchange Commission on May 15, 2003, and in prior filings, we disclosed that the Internal Revenue Service ("IRS") is currently examining our federal income tax returns for the years ended May 31, 1995, 1996 and 1997 (the "Audit Period"). That examination now has been completed and on May 29, 2003, we received a Revenue Agent's Report ("RAR") from the IRS. In the RAR, the IRS proposes to assess an aggregate tax deficiency for the three-year audit period of $157 million plus interest thereon which we estimate to be approximately $112 million through May 31, 2003, before any federal or state tax benefit. The RAR contains several adjustments with which we disagree. We plan to appeal each of these disputed adjustments and no payment will be due during the appeals process.

        One disputed adjustment relates to the disallowance of a deduction for a portion of the civil settlement paid to the federal government in June 1994 related to our discontinued psychiatric hospital business. The denial of this deduction would result in additional income taxes and interest, before any federal or state tax benefit, of approximately $100 million. We anticipate recording an additional after-tax charge to discontinued operations of approximately $70 million in the quarter ended June 30, 2003.

        Also included in the RAR is a disputed adjustment with respect to the timing of the recognition of income for tax purposes pertaining to Medicare and Medicaid net revenues. This adjustment is a timing difference that would result in additional taxes and interest, before any federal or state tax benefit, of approximately $150 million for the Audit Period. Because this tax adjustment stems from a timing difference, it will result in a corresponding reduction of taxes in taxable periods ending after the Audit Period. We previously provided for this proposed deficiency, including interest, in prior periods. We also previously provided for all other adjustments contained in the RAR and not addressed above, which adjustments aggregate $19 million of tax and interest, in prior periods.

        We believe our original deductions and methods of accounting were appropriate, and we plan to appeal each of these matters by filing a Protest with the Appeals Division of the IRS or a petition for redetermination of a deficiency with the Tax Court. No payment is due with respect to these matters during the appeals process, which could take a year or more. Interest currently is accruing on the disputed amounts at a rate of 5%. Effective June 28, 2003, the rate will increase to 7%, and thereafter the rate will be adjusted quarterly based on rates published by the U.S. Treasury Department.

        We currently are not able to estimate the total amount that eventually could be paid upon the ultimate resolution of all of the issues included in the RAR.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION
By:	/s/ STEPHEN D. FARBER Stephen D. Farber Chief Financial Officer

Date:    May 30, 2003

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ITEM 5. Receipt of Internal Revenue Service Revenue Agent's Report With Respect to Federal Income Tax Returns for Years Ended May 31, 1995, 1996 and 1997.